EXHIBIT 4.3

AMENDMENT NO. 1 TO
11% CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO 11% CONVERTIBLE PROMISSORY NOTE, dated as of January 24, 2007 (this “Amendment”), between National Holdings Corporation, a Delaware corporation formerly known as Olympic Cascade Financial Corporation (the “Company”) and St. Cloud Capital Partners, L.P. (“St. Cloud”).

WITNESSETH

WHEREAS, the Company previously issued to St. Cloud its 11% Convertible Promissory Note in the principal amount of $850,000, dated January 11, 2006 (the “Note”); and

WHEREAS, the Company and St. Cloud wish to amend the Note to change the amount of the charge to the Company in the event of a prepayment of the Note.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Agreement as follows:

1. Definitions; References; Continuation of Agreement. Unless otherwise specified herein, each term used herein that is defined in the Note shall have the meaning assigned to such term in the Note. Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference to “this Note” and each other similar reference, contained in the Note shall from and after the date hereof refer to the Note as amended hereby. Except as amended hereby, all terms and provisions of the Note shall continue unmodified and remain in full force and effect.

2. Right of Prepayment; Mandatory Prepayment. The first paragraph of Section 3 of the Note is hereby amended and restated in its entirety as follows:

“At any time, the Company shall have the right to prepay all or part of the outstanding principal amount of this Note in installments not less than the lesser of (i) One Hundred Thousand Dollars ($100,000) and (ii) the remaining outstanding principal balance of this Note; provided that the Company pays the Prepayment Charge as set forth herein and gives not less than thirty (30) days' prior written notice to Holder of the Company's election to prepay this Note. Upon prepayment of this Note, Holder is entitled to the following prepayment fee: The Prepayment Charge, if any, shall be due in the event of voluntary or involuntary prepayment in full or in part, whether due to acceleration by the Holder or otherwise, and shall be calculated as follows:  (i) for prepayment within the first year of the loan term, the Prepayment Charge shall be five percent (5.0%) of the principal amount of the prepayment.  The Prepayment Charge shall be four percent (4.0%) of the principal amount of the prepayment during the second year of the loan term.  The Prepayment Charge shall be three percent (3.0%) of the principal amount of the prepayment during the third year of the loan term.  The Prepayment change shall be two percent (2%) of the principal amount of the prepayment during the fourth year of the loan term. The Prepayment change shall be one percent (1%) of the principal amount of the prepayment during the fifth year of the loan term.  The Prepayment Charge shall be payable at the time of prepayment and is in addition to accrued interest. Within five (5) business days following the full payment of the redemption price, the Holder shall deliver to the Company the Note so redeemed. Holder shall do all further acts and things and execute all further documents reasonably required in the circumstances to effect the provisions of this Section 3.”

3. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

4 . Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Mark Goldwasser

ST. CLOUD CAPITAL PARTNERS, L.P.

By: SCGP, LLC, General Partner

By:	/s/ Marshall S. Geller
Marshall S. Geller, Senior Managing Member